Execution Version

INVESTMENT AGREEMENT

Dated as of FEBRUARY 13, 2014

BY AND AMONG

DSS Technology Management, INC., as the Company; and

DOCUMENT SECURITY SYSTEMS, INC. (for purposes of Section 8.2.2 only); and

FORTRESS CREDIT CO LLC, as Collateral Agent; and

THE INVESTORS FROM TIME TO TIME PARTY HERETO.

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1
1.1.	Certain Defined Terms	1
1.2.	Other Interpretative Provisions	1

ARTICLE II TERMS OF THE ADVANCES		2
2.1.	Initial Advance	2
2.2.	First Milestone Advance	2
2.3.	Second Milestone Advance	2
2.3.	General Provisions	3
3.3.	Taxes	3
3.4.	Manner and Time of Payment	4
3.4.	Patent License	4

ARTICLE III TERMS OF THE NOTES		4
3.1.	Interest on the Notes	4
3.2.	Maturity	5
3.3.	Prepayments of the Notes	5

ARTICLE IV APPLICATION OF MONETIZATION PAYMENTS		5
5.1.	Payment Waterfall	5

ARTICLE V CONDITIONS TO CLOSING		6
5.1.	Conditions to Make the Initial Advance	6
5.2.	Conditions to Make the First Milestone Advance	8
5.3.	Conditions to Make the Second Milestone Advance	8

ARTICLE VI REPRESENTATIONS AND WARRANTIES		9
6.1.	Organization and Business	9
6.2.	Qualification	9
6.3.	Operations in Conformity with Law, etc.	9
6.4.	Authorization, Enforceability and Non-Contravention	9
6.5.	Intellectual Property	10
6.6.	Subsidiaries	10
6.7.	Margin Regulations	10
6.8.	Investment Company Act	10
6.9.	Disclosure	11
6.10.	Solvency	11
6.11.	USA PATRIOT Act, FCPA and OFAC	11

ARTICLE VII COVENANTS		12
7.1.	Taxes and Other Charges	12
7.2.	Maintenance of Existence	13

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7.3.	Compliance with Legal Requirements	13
7.4.	Notices; Certain Reports	13
7.5.	Information Rights	14
7.6.	Indebtedness	14
7.7.	Liens	15
7.8.	Management of Patents	15
7.9.	Cash Collateral Account	15
7.10.	Use of Proceeds	16
7.11.	Further Assurances	16

ARTICLE VIII EVENTS OF DEFAULT		16
8.1.	Events of Default	16
8.2.	Certain Actions Following an Event of Default	18
8.3.	Annulment of Defaults	21
8.4.	Waivers	21

ARTICLE IX COLLATERAL AGENT		22
9.1.	Appointment of Collateral Agent	22
9.2.	Collateral	22
9.3.	Collateral Agent’s Resignation	22
9.4.	Concerning the Collateral Agent	22

ARTICLE X GENERAL PROVISIONS		24
10.1.	Expenses	24
10.2.	Indemnity	25
10.3.	Notices	25
10.4.	Amendments, Consents, Waivers, etc.	25
10.5.	No Strict Construction	26
10.6.	Certain Acknowledgments	26
10.7.	Venue; Service of Process; Certain Waivers	26
10.8.	WAIVER OF JURY TRIAL	27
10.9.	Interpretation; Governing Law; etc.	27
10.10.	Successors and Assigns	27
10.11.	Tax Treatment	28
10.12.	Confidentiality	30

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APPENDICES, SCHEDULES AND EXHIBITS

Appendix I	Definitions
Schedule I	Investors/Wire Instructions
Schedule 2.1	Purchases at Initial Closing
Schedule 2.2	Purchases at First Milestone Advance
Schedule 2.3	Purchases at Second Milestone Advance
Schedule 5.1.1.5	Legal Counsel and Expert Consultants
Schedule 6.5	Intellectual Property
Schedule 6.6	Subsidiaries
Schedule 7.8.1	Certain Patents
Schedule 10.3	Notices
Schedule I(a)	Certain Patents
Schedule I(b)	Patents
Schedule I(c)	Permitted Indebtedness
Exhibit A	Assignment and Assumption Agreement
Exhibit B	Patent Security Agreement
Exhibit C	Patent License
Exhibit D	Security Agreement
Exhibit E	Initial Advance Note
Exhibit F	First Milestone Note
Exhibit G	Second Milestone Note

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INVESTMENT AGREEMENT

This INVESTMENT AGREEMENT (this “Agreement”) is dated as of February 13, 2014 by and among DSS Technology Management, Inc. a Delaware corporation (the “Company”), Fortress Credit Co LLC as collateral agent (the “Collateral Agent”), each Person listed on Schedule I attached hereto (collectively, together with their successors and assigns, the “Investors” and as variously noted on Schedule I, the “Note Purchasers”, the “Fixed Return Interest Purchasers” and the “Contingent Interest Purchasers”), and for purposes of Section 8.2.2 only, Document Security Systems, Inc., a New York corporation (“DSS”).

RECITALS

WHEREAS, the Company has requested a series of advances from the Investors, and, subject to the satisfaction of the conditions precedent set forth in Article V, the Investors have agreed to purchase (x) upon the occurrence of the Initial Closing Date, the Contingent Interest and the Fixed Return Interests and Notes set forth on Schedule 2.1 for an aggregate purchase price of $2,000,000 (collectively, the “Initial Advance”), (y) upon the occurrence of the First Milestone Closing Date, the Notes and Fixed Return Interests set forth on Schedule 2.2 for an aggregate purchase price of $1,000,000 (collectively, the “First Milestone Advance”) and (z) upon the occurrence of the Second Milestone Closing Date, the Notes and Fixed Return Interests set forth on Schedule 2.3 for an aggregate purchase price of $1,500,000 (collectively, the “Second Milestone Advance”, and, together with the Initial Advance and the First Milestone Advance, the “Advances”);

NOW THEREFORE, in consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.1.        Certain Defined Terms. Capitalized terms used in this Agreement and not otherwise defined shall have the meanings set forth in Appendix I.

1.2.        Other Interpretative Provisions. Unless otherwise specified, all references to “$”, “cash”, “dollars” or similar references shall mean U.S. dollars, paid in cash or other immediately available funds. The definitions set forth in this Agreement are equally applicable to both the singular and plural forms of the terms defined. The words “hereof”, “herein”, and “hereunder” and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references to time of day herein are references to New York, New York time (daylight or standard, as applicable) unless otherwise specifically provided. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement. References in this Agreement to an Appendix, Exhibit, Schedule, Article, Section, clause or subclause refer (A) to the appropriate Appendix, Exhibit or Schedule to, or Article, Section, clause or subclause in, this Agreement or (B) to the extent such references are not present in this Agreement, to the Document in which such reference appears. The term “including” is by way of example and not limitation. The word “or” is not exclusive. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.” The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form. All references to any Person shall be constructed to include such Person’s successors and assigns (subject to any restriction on assignment set forth herein). Unless otherwise expressly provided herein, references to any law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law.

ARTICLE II

TERMS OF THE ADVANCES

2.1.        Initial Advance.

2.1.1.          Subject to the terms and conditions of this Agreement (including Section 5.1), on the Initial Closing Date, the Company agrees to issue and sell, and each Investor agrees to purchase, the Contingent Interest, the Notes and the Fixed Return Interests set forth on Schedule 2.1 for the respective purchase prices set forth on Schedule 2.1. The purchase prices for the Contingent Interest, the Fixed Return Interests and the Notes being purchased at the Initial Closing Date shall be payable in immediately available funds by wire transfer to the deposit account of the Company as identified in writing by the Company to the Investors prior to the Initial Closing Date.

2.2.        First Milestone Advance.

2.2.1.          Subject to the terms and conditions of this Agreement (including Section 5.2), on the First Milestone Closing Date, the Company agrees to issue and sell, and each Investor agrees to purchase, the Notes and the Fixed Return Interests set forth on Schedule 2.2 for the respective purchase prices set forth on Schedule 2.2. The purchase prices for the Fixed Return Interests and Notes being purchased at the First Milestone Closing Date shall be payable in immediately available funds by wire transfer to the deposit account of the Company as identified in writing by the Company to the Investors prior to the First Milestone Closing Date.

2.3.        Second Milestone Advance.

2.3.1.          Subject to the terms and conditions of this Agreement (including Section 5.3), on the Second Milestone Closing Date, the Company agrees to issue and sell, and each Investor purchase, the Notes and the Fixed Return Interests set forth on Schedule 2.3 for the respective purchase prices set forth on Schedule 2.3. The purchase prices for the Fixed Return Interests and Notes being purchased at the Second Milestone Closing Date shall be payable in immediately available funds by wire transfer to the deposit account of the Company as identified in writing by the Company to the Investors prior to the Second Milestone Closing Date.

2.4.        General Provisions.

2.4.1.          The Company and each Investor agree that for federal and any applicable other tax jurisdiction, the purchase prices for the Contingent Interest, the Notes and Fixed Return Interests shall be allocated as set forth on Schedules 2.1, 2.2 and 2.3 and that such allocations shall be used by the Company and each Investor for all financial and income tax reporting purposes.

2.4.2.          The rights of the Investors under the Contingent Interest, the Fixed Return Interests and the Notes shall be secured pursuant to the Collateral Documents, with the rights of the Contingent Interest Purchasers ranking junior in priority to the rights of the Note Purchasers and the Fixed Return Interest Purchasers, and the rights of the Fixed Return Interest Purchasers ranking junior in priority to the rights of the Note Purchasers.

2.4.3.          The Company shall maintain a register of the Notes, Contingent Interest and Fixed Return Interests. For this limited purpose, the Company shall be deemed an agent of the Investors.

2.4.4.          No Investor shall be responsible for any default by any other Investor in its obligation to acquire its respective Pro Rata Share of the Contingent Interest, Fixed Return Interests or Notes and each Investor shall be obligated to acquire the amounts to be purchased by it hereunder, regardless of the failure of any other Investor to fulfill its obligations hereunder.

2.5.        Taxes. Any and all payments by the Company hereunder shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings in any such case imposed by the United States or any political subdivision thereof, excluding taxes imposed or based on the recipient Investor’s overall net income, and franchise or capital taxes imposed on it in lieu of net income taxes (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder being hereinafter referred to as “Taxes”). If the Company shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Investor, (i) the sum payable shall be increased as may be reasonably necessary so that after making all required deductions for taxes (including deductions for taxes applicable to additional sums payable under this Section 2.5) such Investor receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Company shall make such deductions and (iii) the Company shall remit the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. Within 30 days after the date of any payment of such Taxes, the Company shall furnish to the applicable Investor the original or certified copy of a receipt evidencing payment thereof.

2.6.        Manner and Time of Payment.

2.6.1.          All payments to the Investors by the Company or the Collateral Agent under this Agreement shall be paid by wire transfer or other same day funds to the Investors to their respective accounts designated on Schedule I (or such other account or address or the attention of such other Person as the applicable Investor shall have specified by prior written notice to the Company and the Collateral Agent).

2.6.2.          All payments under this Agreement shall be made without defense, set off or counterclaim, in same day funds and delivered to the Investors not later than 2:00 p.m. on the day such payment is due.

2.6.3.          All payments made on the Notes, the Fixed Return Interests and the Contingent Interest, respectively, shall be made to the Investors in accordance with their Pro Rata Share; provided, that principal payments on the Notes (together with any Make Whole Amounts applicable thereto) shall be first applied to the Notes issued on the Initial Closing Date, second to any Notes issued on the First Milestone Closing Date and third to any Notes issued on the Second Milestone Closing Date.

2.7.        Patent License. The Company shall grant to the Collateral Agent, for the benefit of the Secured Parties, a non-exclusive, royalty-free, license (including the right to grant sublicenses) with respect to the Patents, which shall be evidenced by, governed by, and reflected in, the Patent License; provided, however, the Investors, the Collateral Agent and the Secured Parties agree that the Collateral Agent shall not sublicense any of the “Licensed Patents” (as defined in the Patent License) until such time as an Event of Default has occurred and is continuing (for the sake of clarity, after the expiration of any cure periods specified in Article VIII); provided further that no sublicense granted by the Collateral Agent pursuant to the Patent License shall be revocable by the Company, including on the basis that such Event of Default has been cured following the grant of such sublicense; provided further that the Collateral Agent and Secured Parties agree to terminate the Patent License upon receipt of all amounts payable to the Investors under Section 4.1. For the avoidance of doubt, the licenses granted to the Collateral Agent in the Patent License are for the benefit of the Secured Parties only, and not the Collateral Agent, and the Collateral Agent shall not benefit from or receive any direct or indirect compensation from or in connection with the Licensed Patents.

ARTICLE III

TERMS OF THE NOTES

3.1.        Interest on the Notes.

3.1.1.          Interest Rate. The Notes shall bear interest at a rate per annum equal to the Applicable Federal Rate on the unpaid principal amount thereof (including any Capitalized Interest) from and including the applicable Closing Date until the principal amount (including any Capitalized Interest) shall be paid in full in cash. Notwithstanding the foregoing, upon the occurrence of an Event of Default and for so long as such Event of Default is continuing, the interest rate, to the extent permitted by law, on the unpaid principal amount of the outstanding Notes shall increase to 2% per annum.

3.1.2.          Interest Payments.

3.1.2.1.          Interest on the aggregate outstanding amount of Notes shall be due and payable, in arrears, within 10 days following the end of each calendar month (each such due date being an “Interest Payment Date”). On each Interest Payment Date, the Company will pay interest on the Notes in cash, but if the Company does not make such a payment on the Interest Payment Date upon which it is due, failure to pay such a payment will not constitute an Event of Default under this Agreement or a default under the Notes, and such interest will automatically be capitalized and added to the principal amount of the Notes (the “Capitalized Interest”), whereupon such Capitalized Interest shall be deemed additional principal of the Notes for all purposes hereunder.

3.1.3.          Interest on the Notes shall be computed on the basis of a 360-day year and actual days elapsed. In computing such interest, the date or dates of the making of the Notes shall be included and the date of payment shall be excluded.

3.2.          Maturity The Notes shall mature on the Maturity Date, on which date the remaining unpaid amount of the then-outstanding Notes, together with accrued and unpaid interest thereon and any Make Whole Amount with respect thereto, shall be immediately due and payable.

3.3.          Prepayments of the Notes.

3.3.1.          Optional. The Company may prepay in whole or in part (but, if in part, then in an amount that is an integral multiple of $500,000 and not less than $1,000,000) any Note at any time upon written notice delivered by the Company to the Note Purchasers no later than 10:00 a.m. New York, New York time five (5) Business Days prior to the date of prepayment, such prepayment to be made by the payment of (i) the principal amount to be prepaid, plus (ii) accrued interest thereon to the date fixed for prepayment plus (iii) the Make Whole Amount applicable thereto.

3.3.2.          Mandatory. The Company shall apply Monetization Payments to the prepayment of the Notes as required under Article IV. Any such prepayment of the Notes shall be accompanied by the Make Whole Amount applicable thereto.

ARTICLE IV

APPLICATION OF MONETIZATION PAYMENTS

4.1.          Payment Waterfall. The Company shall apply the Monetization Payments to the payment of the Notes, the Fixed Return Interest, and the Contingent Interest in the following order:

4.1.1.          100% of the first $5,000,000 in Gross Receipts shall be paid (i) to the Note Purchasers until they have received payment in full of the Notes (including accrued interest and any Make Whole Amount), then (ii) to the Fixed Return Interest Purchasers until they have received the Fixed Return, and then (iii) to the Contingent Interest Purchasers until they have received the 2(x) Return.

4.1.2.          100% of the next $3,300,000 in Gross Receipts may be retained by the Company or paid to counsel approved by the Majority Investors.

4.1.3.          The Applicable Percentage of any Gross Receipts following the application of the first $8,300,000 as provided in Sections 4.1.1 and 4.1.2 shall be paid (i) to the Notes Purchasers until they have received payment in full of the Notes (including accrued interest and any Make Whole Amount), then (ii) to the Fixed Return Interest Purchasers until they have received the Fixed Return, and then (iii) to the Contingent Interest Purchasers until they have received the 2(x) Return.

4.2.          Contingent Return.         After the Investors have received all amounts due under Section 4.1, the Company shall pay the Contingent Interest Purchasers 12% of any remaining Gross Receipts and the Company shall be entitled to the remaining 88% of such Gross Receipts. The Company or the Collateral Agent, as applicable, shall apply any Gross Receipts as specified in this Section 4.2 not later than the 15th day following the end of the applicable month, commencing with the calendar month in which the last payment required to be made under Section 4.1 is made.

ARTICLE V

CONDITIONS TO CLOSING

5.1.          Conditions to Make the Initial Advance. The obligation of each Investor to advance its respective Pro Rata Share of the Initial Advance on the Initial Closing Date is subject to the prior satisfaction of the conditions set forth in this Section 5.1:

5.1.1.     Delivery of Documents. The Investors shall have received each of the following, each dated the Initial Closing Date except as set forth below or as otherwise agreed by the Investors:

5.1.1.1.    this Agreement;

5.1.1.2.    the Security Agreement;

5.1.1.3.    the Patent Security Agreement;

5.1.1.4.    the Patent License;

5.1.1.5.    a written consent signed by the Company which may be relied upon by its legal counsel and consultants, and in the case of legal counsel, acknowledgements, in each case in form and substance satisfactory to the Investors, duly executed by each person set forth on Schedule 5.1.1.5;

5.1.1.6.    [reserved];

5.1.1.7.    (i) a copy of the certificate or articles of incorporation, certification of formation or other constitutive document, including all amendments thereto, of the Company, certified as of a recent date by the Secretary of State of the state of its organization and a certificate as to the good standing of the Company as of a recent date, from such Secretary of State (or, in each case, a comparable governmental official, if available); (ii) a certificate of the Secretary or Assistant Secretary of the Company dated the Initial Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws, or operating, limited liability company, management or partnership agreement of the Company as in effect on the Initial Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors, sole manager or sole member, board of managers or members of other governing body of the Company authorizing the execution, delivery and performance of the Documents, and that such resolutions and consents have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation of the Company have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing this Agreement or any other Document on behalf of the Company; and (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (ii) above;

5.1.1.8.    a customary opinion of counsel for the Company addressed to the Collateral Agent and the Investors, in form and substance reasonably satisfactory to the Investors; and

5.1.1.9.    an officer’s certificate from an Authorized Officer of the Company certifying that the conditions set forth in Sections 5.1.5 and 5.1.6 have been satisfied;

5.1.2.     Lien Searches. The Investors shall have received copies of recent Uniform Commercial Code lien and judgment searches in each jurisdiction reasonably requested by the Investors with respect to the Company.

5.1.3.     PATRIOT Act Information. The Investors shall have received, at least five (5) days prior to the Initial Closing Date, all documentation and other information about the Company requested by the Collateral Agent or the Investors under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

5.1.4.     Fees and Expenses. The Investors and the Collateral Agent shall have been paid their respective documented reasonable out-of-pocket fees and expenses, including, to the extent invoiced on or prior to the Initial Closing Date, the fees and expenses of counsel to the Investors, provided, however, in no event will the Company be required to pay more than seventy five thousand dollars ($75,000) in the aggregate under this Section 5.1.4.

5.1.5.     Consents and Approvals. No action, suit or proceeding (including, without limitation, any inquiry or investigation) shall be pending or, to the knowledge of the Company, threatened against the Company. All necessary governmental and material third party approvals and/or consents in connection with the transactions contemplated by this Agreement and otherwise referred to herein shall have been obtained and remain in effect.

5.1.6.     Representations and Warranties; No Default. The representations and warranties contained in this Agreement and the other Documents shall be true and correct in all respects, and there shall exist no Default or Event of Default as of the applicable Closing Date, including after giving effect to the advance of the Advances.

5.2.        Conditions to Make the First Milestone Advance. The obligation of each Investor to advance its respective Pro Rata Share of the First Milestone Advance on the First Milestone Closing Date is subject to the prior satisfaction of the conditions set forth in this Section 5.2:

5.2.1.     Delivery of a Milestone Notice. The Company shall furnish notice of the occurrence of the First Milestone to the Investors at least ten (10) Business Days prior to the requested First Milestone Closing Date;

5.2.2.     Officer’s Certificate. The Investors shall have received a certificate, dated the First Milestone Closing Date and signed by an Authorized Officer of the Company, certifying that (x) the representations and warranties contained in this Agreement and the other Documents are true and correct in all material respects as of the First Milestone Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they are true and correct in all material respects as of such earlier date and except that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language is true and correct (after giving effect to any qualification therein) in all respects and (y) there shall exist no Default or Event of Default as of the First Milestone Closing Date, including after giving effect to the making of the First Milestone Advance; and

5.2.3.     Commitment Expiration. The First Milestone Closing Date shall have occurred on or prior to the first anniversary of the Initial Closing Date.

5.3.        Conditions to Make the Second Milestone Advance. The obligation of each Investor to advance its respective Pro Rata Share of the Second Milestone Advance on the Second Milestone Closing Date is subject to the prior satisfaction of the conditions set forth in this Section 5.3:

5.3.1.     Delivery of a Milestone Notice. The Company shall furnish notice of the occurrence of the Second Milestone to the Investors at least ten (10) Business Days prior to the requested Second Milestone Closing Date;

5.3.2.     Officer’s Certificate. The Investors shall have received a certificate, dated the Second Milestone Closing Date and signed by an Authorized Officer of the Company, certifying that (x) the representations and warranties contained in this Agreement and the other Documents are true and correct in all material respects as of the Second Milestone Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they are true and correct in all material respects as of such earlier date and except that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language is true and correct (after giving effect to any qualification therein) in all respects and (y) there shall exist no Default or Event of Default as of the Second Milestone Closing Date, including after giving effect to the making of the Second Milestone Advance; and

5.3.3.     Commitment Expiration. The Second Milestone Closing Date shall have occurred on or prior to the second anniversary of the Initial Closing Date.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

In order to induce each of the other parties hereto to enter into this Agreement and the Investors to make the Advances, the Company hereby represents and warrants to the Investors as follows, in each case, except as expressly stated, as of each Closing Date:

6.1.        Organization and Business. The Company is (a) a duly organized and validly existing corporation or limited liability company, (b) in good standing under the laws of the jurisdiction of its incorporation or organization and (c) has the power and authority, corporate or otherwise, necessary (i) to enter into and perform this Agreement and the Documents to which it is a party and (ii) to carry on the business now conducted or proposed to be conducted by it.

6.2.        Qualification. The Company is duly and legally qualified to do business as a foreign corporation or limited liability company and is in good standing in each state or jurisdiction in which such qualification is required and is duly authorized, qualified and licensed under all laws, regulations, ordinances or orders of public authorities, or otherwise, to carry on its business in the places and in the manner in which it is conducted.

6.3.        Operations in Conformity with Law, etc. The operations of the Company as now conducted or proposed to be conducted are not in violation of, nor is the Company in default under, any Legal Requirement.

6.4.        Authorization, Enforceability and Non-Contravention. The Company has taken all corporate, limited liability or other action required to execute, deliver and perform this Agreement and each other Document. This Agreement and each other Document constitutes the legal, valid and binding obligation of the Company and is enforceable against the Company in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity and principles of good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law. All necessary consents, approvals and authorizations of any governmental or administrative agency or any other Person of any of the transactions contemplated hereby shall been have been obtained and shall be in full force and effect. This Agreement and each other Document does not (i) contravene the terms of any of the Company’s Organization Documents, (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (x) any Contractual Obligation of the Company or (y) any material order, injunction, writ or decree of any governmental authority or any arbitral award to which the Company is subject or (iii) violate any Legal Requirement.

6.5.        Intellectual Property. Except as otherwise set forth on Schedule 6.5 hereto, the Company is the entire, valid, sole and exclusive owner of all right, title and interest to all of the Patents with good and marketable title free and clear of any and all Liens, charges and encumbrances (other than Permitted Liens), including, without limitation, any and all pledges, assignments, licenses, springing licenses, options, non-assertion agreements, earn-outs, monetization agreements, profit and revenue sharing arrangements, derivative interests, fee and recovery splitting agreements, registered user agreements, shop rights and covenants by the Company not to sue third persons, with the power to bring and sustain action and recover for past, present and future infringement without having to join any other third party. All recordings required to reflect record ownership of the Patents in the name of the Company in the United Stated Patent & Trademark Office have been made. To the extent registered in the United Stated Patent & Trademark Office, the Company listed as record owners of all of the Patents and the recordings in the IP Filings Offices do not reflect any defects in chain-of-title or unreleased liens. All of the Patents are subsisting and have not been adjudged invalid or unenforceable, in whole or in part, and, to the Company’s knowledge, none of the Patents are at this time the subject to any challenge to their validity or enforceability. To the knowledge of the Company the Patents are, valid and enforceable. The Company has received no notice of any lawsuits, actions or opposition, cancellation, revocation, re-examination or reissue proceedings commenced or threatened with reference to any of the Patents.

6.6.        Subsidiaries. The Company owns no Subsidiaries other than those listed on Schedule 6.6 hereto, and, excluding Liens on assets of the Company’s Subsidiaries, all of the outstanding equity interests in the Company’s Subsidiaries have been validly issued, are fully paid and are owned free and clear of all Liens. There are no outstanding commitments or other obligations of the Company to issue, and no options, warrants, convertible securities or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of the Company.

6.7.        Margin Regulations. The Company is not engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and the Advance will not be used for any purpose that violates Regulation U of the Board of Governors of the United States Federal Reserve System.

6.8.        Investment Company Act. The Company is not, nor is it required to be, registered as an “investment company” under the Investment Company Act of 1940.

6.9.        Disclosure. No report, financial statement, certificate or other written information furnished by or on behalf of the Company (other than projected financial information and information of a general economic or industry nature) to the Collateral Agent or any Investor in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Document (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein (when taken as a whole), in the light of the circumstances under which they were made, not materially misleading. With respect to projected financial information, the Company represents that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; it being understood that such projections may vary from actual results and that such variances may be material.

6.10.      Solvency. Both before and after giving effect to the Advances made on or prior to the date this representation and warranty is made or remade and the payment and accrual of all transaction costs in connection with the foregoing, the Company is Solvent.

6.11.      USA PATRIOT Act, FCPA and OFAC.

6.11.1.   To the extent applicable, the Company is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (ii) the USA Patriot Act.

6.11.2.   No part of the proceeds of the Advance will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

6.11.3.   The Company is not and, to the knowledge of the Company, no director, officer, agent, employee or controlled Affiliate of the Company is, currently the subject of any U.S. sanctions program administered by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”); and the Company will not directly or indirectly knowingly use the proceeds of the Advance or otherwise knowingly make available such proceeds to any Person, for the purpose of financing the activities of any Person currently the subject of any U.S. sanctions program administered by OFAC, except to the extent licensed or otherwise approved by OFAC.

In order to induce the Company to enter into this Agreement, each Investor hereby represents and warrants to the Company as follows, in each case, except as expressly stated, as of each Closing Date:

6.12.      Organization and Business. Such Investor is (a) a duly organized and validly existing corporation or limited liability company, (b) in good standing under the laws of the jurisdiction of its incorporation or organization and (c) has the power and authority, corporate or otherwise, necessary to enter into and perform this Agreement and the Documents to which it is a party.

6.13.      Qualification. Such Investor is duly and legally qualified to do business as a foreign corporation or limited liability company and is in good standing in each state or jurisdiction in which such qualification is required, and is duly authorized, qualified and licensed under all laws, regulations, ordinances or orders of public authorities, or otherwise, to carry on its business in the places and in the manner in which it is conducted, in each case, to the extent material to its ability to enter into and perform this Agreement and the Documents to which it is a party.

6.14.      Operations in Conformity with Law, etc. The Investor’s entry into this Agreement and the performance of its obligations under this Agreement and the Documents to which is it a party are not in violation of, nor constitute a default under, any Legal Requirement.

6.15.      Authorization, Enforceability and Non-Contravention. Such Investor has taken all corporate, limited liability or other action required to execute, deliver and perform this Agreement and each other Document to which it is a party. This Agreement and each other Document to which Investor is a party constitutes the legal, valid and binding obligation of Investor and is enforceable against Investor in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity and principles of good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law. All necessary consents, approvals and authorizations of any governmental or administrative agency or any other Person for the Investors to enter into or perform of any of the transactions contemplated hereby shall been have been obtained and shall be in full force and effect.

6.16.      Investor Status. At the time such Investor was offered the Notes, Fixed Return Interests, or the Contingent Interests, it was, and as of the date hereof it is, and on each date on which it makes any Advances, it will be an “accredited investor” as defined in Rule 501 under the Securities Act of 1933, as amended.

ARTICLE VII

COVENANTS

The Company shall observe each of the covenants set forth in this Article VII:

7.1.        Taxes and Other Charges. The Company shall duly pay and discharge, or cause to be paid and discharged, before the same becomes in arrears, all taxes, assessments and other governmental charges imposed upon such Person and its properties, sales or activities, or upon the income or profits therefrom; provided, however, that any such tax, assessment, charge or claim need not be paid if the validity or amount thereof shall at the time be contested in good faith by appropriate proceedings and if such Person shall, in accordance with GAAP, have set aside on its books adequate reserves with respect thereto; and provided, further, that the Company shall pay or bond, or cause to be paid or bonded, all such taxes, assessments, charges or other governmental claims immediately upon the commencement of proceedings to foreclose any Lien which may have attached as security therefor (except to the extent such proceedings have been dismissed or stayed).

7.2.        Maintenance of Existence. The Company shall do all things necessary to preserve, renew and keep in full force and effect and in good standing its legal existence and authority necessary to continue its business.

7.3.        Compliance with Legal Requirements. The Company shall comply in all material respects with all valid Legal Requirements applicable to it, except where compliance therewith shall at the time be contested in good faith by appropriate proceedings.

7.4.        Notices; Certain Reports.

7.4.1.     Certain Notices. The Company shall, promptly following it having notice or knowledge thereof, furnish to each of the Investors notice of the following:

7.4.1.1.          any dispute, litigation, investigation, suspension or any administrative or arbitration proceeding by or against the Company or affecting the Company’s ownership rights with respect to the Patents;

7.4.1.2.          the occurrence of the First Milestone and the Second Milestone; and

7.4.1.3.          promptly upon acquiring knowledge thereof, the existence of any Default or Event of Default, specifying the nature thereof and what action the Company has taken, is taking or proposes to take with respect thereto.

Each notice pursuant to this Section shall be accompanied by a statement by an Authorized Officer of the Company, on behalf of the Company, setting forth details of the occurrence referred to therein, and stating what action the Company or other Person proposes to take with respect thereto and at what time. Each notice under Section 7.4.1.3 shall describe with particularity any and all clauses or provisions of this Agreement or other Document that have been breached or violated.

7.4.2.     Certain Reports. The Company shall furnish the following information to the Investors:

7.4.2.1.          no later than the 15th day of every month, a report setting forth the Gross Receipts, together with detailed supporting calculations, in form and substance reasonably satisfactory to the Majority Investors;

7.4.2.2.          promptly (and in any event within five (5) Business Days) after execution thereof, copies of all judgments, settlement agreements or licenses with respect to the Patents; and

7.4.2.3.          promptly (and in any event within five (5) Business Days), such additional information relating to the Company’s Monetization Activities or such additional business, financial, corporate affairs and other information as the Majority Investors may from time to time reasonably request.

7.5.        Information Rights.

7.5.1.     The Company shall participate in quarterly conference calls with the Investors to discuss its Monetization Activities, and shall provide such letters, filings or other materials as are reasonably necessary to describe the status of the Company’s Monetization Activities or as otherwise reasonably requested by the Majority Investors prior to or following such call, provided that the Company shall not be required to provide any materials to the extent that the provision of such materials to the Investors would, in its reasonable judgment on the advice of counsel, jeopardize the Company’s entitlement to invoke any work-product or other form of evidentiary privilege.

7.5.2.     Upon three (3) Business Days prior request of the Majority Investors, the Company shall permit any Investor and any Investor’s duly authorized representatives and agents to visit and inspect any of its property, corporate books, and financial records reasonably related to the Monetization Activities and the other obligations of the Company under this Agreement, to examine and make copies of its books of accounts and other financial records reasonably related to the Monetization Activities and the other obligations of the Company under this Agreement, and to discuss its affairs, finances, and accounts reasonably related to the Monetization Activities and the other obligations of the Company under this Agreement with, and to be advised as to the same by, its managers, officers, employees and independent public accountants (and by this provision the Company hereby authorizes such accountants to discuss with the Investors the finances and affairs of the Company so long as (i) an officer or manager of the Company has been afforded a reasonable opportunity to be present for such discussion and (ii) such accountants shall be bound by standard confidentiality obligations). In addition, upon prior request of the Majority Investors, the Company shall provide the Investors with a status update of any material development in any litigations or any administrative or arbitration proceeding related to the Patents. All reasonable costs and expenses incurred by the Investors and their duly authorized representatives and agents in connection with the first time the Investors’ exercise their rights pursuant to this Section 7.5.2 in any fiscal year shall be paid by the Company. All reasonable costs and expenses incurred by the Investors and their duly authorized representatives and agents in connection with any subsequent exercise of the Investors’ pursuant to this Section 7.5.2 in such fiscal year shall only be paid by the Company if the results of the Investors’ investigation show a shortfall in payments owed to the Investors hereunder in excess of ten percent (10%).

7.6.        Indebtedness. Until such time as the Investors have received payments under Article IV in an aggregate amount equal to the aggregate amount of all Advances made by the Investors, the Company shall not create, incur, assume or otherwise become or remain liable with respect to any Indebtedness (other than Permitted Indebtedness) unless (i) the Company shall have obtained the prior written consent of the Majority Investors or (ii) at the Company’s expense, the Patents have been first transferred to a special purpose entity in accordance with Section 8.2.1.3.

7.7.        Liens. The Company shall not create, incur, assume or suffer to exist any Lien upon any Patent except for (i) Liens securing the Obligations and (ii) non-exclusive licenses that are entered into pursuant to a Company’s Monetization Activities (such Liens, collectively, “Permitted Liens”).

7.8.        Management of Patents.

7.8.1.     Monetization Activities. The Company shall undertake commercially reasonable efforts to pursue the monetization of the Patents; provided that, without the prior written consent of the Majority Investors, the Company shall not pursue monetization of the Patents listed on Schedule 7.8.1 until such time as the Investors have received payments under Article IV in an aggregate amount equal to the aggregate amount of all Advances made by the Investors.

7.8.2.     Dispositions. The Company shall not make any Disposition of any Patents (other than assignment to a special purpose entity as and when required pursuant to this Agreement) without the prior written consent of the Majority Investors other than the entry into settlement agreements or non-exclusive licensing arrangements with respect to the Patents in furtherance of Monetization Activities.

7.8.3.     Preservation of Patents. The Company shall, at its own expense, take all reasonable steps to pursue the registration and maintenance of each Patent and shall take all necessary steps to preserve and protect each Patent. The Company shall not do or permit any act or knowingly omit to do any act whereby any of the Patents may lapse, be terminated, or become invalid or unenforceable or placed in the public domain. At its option, the Collateral Agent or the Majority Investors may, at the Company’s expense, take all reasonable steps to pursue the registration and maintenance of each Patent and to preserve and protect each Patent, and the Company hereby grants the Collateral Agent a power-of-attorney to take all steps in the Company’s name in furtherance of the foregoing; provided that the foregoing shall not be interpreted as excusing the Company from the performance of, or imposing any obligation on the Collateral Agent or the Majority Investors to cure or perform any obligation of the Company.

7.8.4.     Entry into Agreements. The Company shall not enter into any contract or other agreement with respect to the Patents that contains confidentiality provisions prohibiting or otherwise restricting the Company from (x) disclosing the existence of such contract or other agreement to the Investors and their counsel or (y) complying with its obligations under Section 7.5.

7.9.        Cash Collateral Account. Within 30 days following the Initial Closing Date, the Company shall open a depository account (the “Cash Collateral Account”) with a depository bank reasonably acceptable to the Collateral Agent, which Cash Collateral Account shall be subject to a control agreement between the Company, such depository bank and the Collateral Agent, and shall be in form and substance satisfactory to the Majority Investors. The Company shall cause all Monetization Payments to be deposited into such Cash Collateral Account, and the Company hereby authorizes the Majority Investors to inform any payor of Monetization Payments of the Company’s obligation to direct all Monetization Payments to the Cash Collateral Account as required hereunder. On each deposit of Monetization Payments to the Cash Collateral Account, the Company shall deliver an officer’s certificate to the Majority Investors setting forth the Company’s calculation of the required application of proceeds of such Monetization Payments. The Cash Collateral Account shall be under the sole control of the Collateral Agent and the Company may not have access to, or otherwise control, the Cash Collateral Account; provided that the Collateral Agent shall make withdrawals from the Cash Collateral Account in order to pay amounts owed to the Collateral Agent or the Investors pursuant to Article III, Article IV, Section 10.1 or Section 10.2; provided further that the balance in the Collateral Account following such application shall be promptly distributed to the Company.

7.10.      Use of Proceeds. The proceeds of the Advances shall be used to pursue Monetization Activities related to the Patents, to pay transaction expenses related to the Agreement and for general corporate purposes.

7.11.      Further Assurances. Upon the reasonable request of the Majority Investors or the Collateral Agent, the Company shall (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Document or other document or instrument relating to any Collateral and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Collateral Agent or Majority Investors may reasonably request from time to time in order to carry out the purposes of the Documents.

ARTICLE VIII

EVENTS OF DEFAULT

8.1.        Events of Default. Each of the following events is referred to as an “Event of Default”:

8.1.1.     Payment. The Company shall fail to make any payment due hereunder when such payment is due and payable.

8.1.2.     Fixed Returns. On or prior to the second anniversary of the Initial Closing Date, the Investors shall fail to have received payments from the Company in an amount equal to the aggregate amount of all Advances made by the Investors, or on or prior to the fourth anniversary of the Initial Closing Date, the Investors shall fail to have received payments from the Company in an amount equal to two times the aggregate amount of all Advances made by the Investors on or prior to the fourth anniversary of the Initial Closing Date.

8.1.3.     Other Covenants. (x) The Company shall fail to perform or observe any of the covenants or agreements contained in Section 7.2 and Section 7.5 through Section 7.10 or (y) the Company shall fail to perform or observe any of the covenants or agreements in Article VII or elsewhere in this Agreement or in any other Document (other than those covenants or agreements specified in clause (x) above) and such failure continues for thirty (30) days after the earlier of (i) the Company obtaining knowledge of such failure and (ii) the Company’s receipt of notice of any such failure.

8.1.4.     Representations and Warranties. Any representation or warranty of or with respect to any party, pursuant to or in connection with any Document, or in any financial statement, report, notice, mortgage, assignment or certificate delivered by the party so representing to the other parties hereto in connection herewith or therewith, shall be false in any material respect on the date as of which it was made.

8.1.5.     Cross-Default. Any default or event of default with respect to any Indebtedness in excess of $500,000 of the Company shall occur and be continuing.

8.1.6.     Ownership; Liquidation; etc.

8.1.6.1.          A Change of Control shall have occurred.

8.1.6.2.          The Company shall initiate any action to dissolve, liquidate or otherwise terminate its existence.

8.1.7.     Enforceability, etc. Any material provisions of any Document shall cease for any reason to be valid and binding on or enforceable against the Company in accordance with its terms or in full force and effect; or the Company or any Affiliate thereof shall so assert in a judicial or similar proceeding.

8.1.8.     Judgments. A final judgment (a) which, with other outstanding final judgments against the Company, exceeds an aggregate of $500,000 shall be rendered against the Company or (b) which grants injunctive relief that results, or creates a material risk of resulting, in a Material Adverse Effect and in either case if (i) within 30 days after entry thereof (or such longer period permitted under the terms of such judgment), such judgment shall not have been discharged or execution thereof stayed pending appeal or (ii) within thirty (30) days after the expiration of any such stay, such judgment shall not have been discharged.

8.1.9.     Bankruptcy, etc. The Company shall:

8.1.9.1.          commence a voluntary case under the Bankruptcy Code or authorize, by appropriate proceedings of its board of directors or other governing body, the commencement of such a voluntary case;

8.1.9.2.          (i) have filed against it a petition commencing an involuntary case under the Bankruptcy Code that shall not have been dismissed within 60 days after the date on which such petition is filed or (ii) file an answer or other pleading within such 60-day period admitting or failing to deny the material allegations of such a petition or seeking, consenting to or acquiescing in the relief therein provided or (iii) have entered against it an order for relief in any involuntary case commenced under the Bankruptcy Code;

8.1.9.3.          seek relief as a debtor under any applicable law, other than the Bankruptcy Code, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors, or consent to or acquiesce in such relief;

8.1.9.4.          have entered against it an order by a court of competent jurisdiction (i) finding it to be bankrupt or insolvent, (ii) ordering or approving its liquidation or reorganization as a debtor or any modification or alteration of the rights of its creditors or (iii) assuming custody of, or appointing a receiver or other custodian for, all or a substantial portion of its property; or

8.1.9.5.          make an assignment for the benefit of, or enter into a composition with, its creditors, or appoint, or consent to the appointment of, or suffer to exist a receiver or other custodian for, all or a substantial portion of its property.

8.1.10.   Collateral. Any material provision of any Document shall for any reason cease to be valid and binding on or enforceable against the Company or the Company shall so state in writing or bring an action to limit its obligations or liabilities thereunder; or any Collateral Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid security interest in the Collateral purported to be covered thereby or such security interest shall for any reason (other than the failure of the Collateral Agent to take any action within its control) cease to be a perfected and first priority security interest subject only to Permitted Liens.

8.2.        Certain Actions Following an Event of Default.

8.2.1.     If an Event of Default has occurred and is continuing, the Collateral Agent and the Investors shall have the remedies set forth below (in addition to the right to seek specific performance of any covenant), which may be exercised through any appropriate proceeding; provided that, except with respect to an Event of Default under Section 8.1.9, and except for any other Event of Default that is not capable of being cured (in the reasonable judgment of the Majority Investors), the Collateral Agent and the Investors shall refrain from exercising remedies and the Company shall have the further right to cure such Event of Default for a period of three (3) Business Days after the Collateral Agent or the applicable Investors provides written notice to the Company of their intent to exercise remedies on account of such Event of Default; and provided further, that other than in the case of a Bankruptcy Default, prior to initiating litigation to effect a specified remedy, the Collateral Agent shall make a written request on the Company to effect such remedy consensually and without litigation and to the extent the Company promptly complies, will permit the Company to effect such remedy consensually:

8.2.1.1.          Foreclosure on Collateral. The Majority Investors (or the Collateral Agent, acting at the direction of the Majority Investors) may foreclose on the Collateral or exercise other remedies with respect to the Collateral as set forth under the Security Agreement.

8.2.1.2.          Direct Monetization Activities. The Majority Investors (or the Collateral Agent, acting at the direction of the Majority Investors) may direct the Company to take any action requested by the Majority Investors (or the Collateral Agent, acting at the direction of the Majority Investors) in any Monetization Activity regarding the Patents.

8.2.1.3.          Special Purpose Entity. The Majority Investors (or the Collateral Agent, acting at the direction of the Majority Investors) may direct the Company to assign, at the Company’s expense, the Patents to a special purpose entity controlled solely by the Majority Investors, subject to a perpetual, non-transferable, non-exclusive, worldwide, royalty-free license back to the Company (without the right to sub-license) that permits the Company to use the Patents to sell their products and to comply with arrangements entered into subsequent to the Initial Closing Date in compliance with this Agreement. In such event, the Company’s sole right and interest in such special purpose entity shall be to retain any Monetization Payments (after payment of expenses of the entity, including expenses in pursuing monetization activities related to the Patents) net of the payment obligations of the Company pursuant to Articles III and IV and Sections 10.1 and 10.2, which shall be distributed, at the Company’s expense, by the special purpose entity to the Collateral Agent or Investors in accordance with their Pro Rata Share, as applicable.

8.2.1.4.          Patent License. The Collateral Agent may exercise its rights under the license granted by the Company pursuant to the Patent License, subject to the terms and conditions of Section 2.7, until terminated pursuant to Section 2.7.

8.2.1.5.          Standstill. Upon notice in writing from the Majority Investors (or the Collateral Agent, acting at the direction of the Majority Investors), the Company shall not enter into any new pledges, assignments, licenses, springing licenses, options, non-assertion agreements, earn-outs, monetization agreements, profit and revenue sharing arrangements, derivative interests, fee and recovery splitting agreements, registered user agreements, shop rights and covenants by the Company not to sue third persons with respect to any of the Patents.

8.2.1.6.          Acceleration. The Majority Investors (or the Collateral Agent, acting at the direction of the Majority Investors), may, by notice in writing to the Company (or automatically in the event of a Bankruptcy Default), declare all remaining unpaid amounts under this Agreement (including the unpaid principal amount of the Notes, accrued interest thereon and Make Whole applicable thereto and the unpaid amount of the Fixed Return, 2(x) Return and Contingent Return) to be immediately due and payable. As liquidated damages and not as a penalty, the parties are agreed that the amount due on any acceleration on account of the Fixed Return and the 2(x) Return shall be the maximum distribution payable with respect to such interests under Section 4.1 (after deducting amounts previously distributed under Section 4.1 with respect to such interests), and the amount due on any acceleration on account of the Contingent Return, shall be equal to 12% of the “Net Patent FMV”, such being the fair market value of the Patents as of the date of such acceleration, reduced by the amounts payable on such acceleration on account of the Notes, Fixed Return and 2(x) Return as of such date; provided, that in the event of a Full Recourse Event, the Net Patent Value shall be deemed increased by the amount of any reduction in the value of the Patents or Monetization Payments on account of a Bad Act and/or by the amount of any Misappropriation.

Notwithstanding anything to the contrary in this Agreement or any other Document, except as set forth otherwise in Section 8.2.2, the sole and exclusive recourse of the Investors and the Collateral Agent arising out of or in connection with an uncured Event of Default or any other breach of this Agreement or any other Document by the Company shall be the recourse set forth in this Sections 8.2.1.1 through 8.2.1.5, and the Investors and Collateral Agent each agree that they will not, individually or collectively, seek to enforce any monetary judgment with respect to or against any assets of the Company other than the Patents and any Monetization Payments, and any enforcement of any monetary judgment with respect to or against the Patents or Monetization Payments shall be pursuant to and in accordance with the terms and conditions of the Collateral Documents.

8.2.2.     Additional Remedies in the Event of Bad Acts. Notwithstanding any other provision hereof, to the extent that an Event of Default arises either (x) on account of payments required to be made to the Investors or the Collateral Agent or deposited into the Collateral Account being retained by the Company or utilized by the Company for a different purpose (and following, except where an Event of Default under Section 8.1.9 is continuing, three (3) Business Days’ notice and an opportunity to cure as specified above), or (y) on account of any deliberate improper or grossly negligent action (or inaction) by the Company or DSS that materially and adversely affects the value of the Patents or of the Monetization Payments (in the case of clause (x), a “Misappropriation” and in the case of clause (y), a “Bad Act” and, either a Misappropriation or a Bad Act, a “Full Recourse Event”), then the Investors and the Collateral Agent shall have full recourse to, and may pursue any and all assets of, the Company and DSS to recover any and all amounts owing to them hereunder.

If the Majority Investors believe that a Full Recourse Event has occurred, and they wish to invoke the additional remedies provided for in this Section 8.2.2, they or the Collateral Agent shall provide notice to the Company that they believe that a Full Recourse Event has occurred, except that no notice shall be required if an insolvency proceeding is pending with respect to the Company or DSS. Such notice shall set forth with reasonable specificity the basis for the assertion that a Full Recourse Event has occurred.

The determination of the Investors that a Misappropriation has occurred shall be conclusive absent demonstrable error. In the event that the Investors have asserted that a Bad Act has occurred, then to the extent that the Company disputes this assertion with reasonable specificity in a written notice within 30 days of such notice, it shall be the Investors’ burden to demonstrate that the value of the Patents or the Monetization Payments have been materially and adversely affected by an action or omission of the Company or DSS, but it shall be the Company’s burden to establish that such action or omission was not grossly negligent or deliberately improper.

Upon a Full Recourse Event, then the Investors’ rights shall not be limited to pursuing the Collateral or to the specific remedies set forth in Section 8.2.1, but shall, in addition, have the right to exercise remedies against, and pursue any and all assets of, the Company or DSS, and DSS agrees and acknowledges that in such event they are full guarantors of the payment (not collectability) of the Company’s obligations hereunder.

8.2.3.     Cumulative Remedies. To the extent not prohibited by applicable law which cannot be waived, and subject to the last paragraph of Section 8.2.1, each party’s rights hereunder and under the other Documents shall be cumulative; provided that, effective upon the Majority Investors (or the Collateral Agent, acting at the direction of the Majority Investors) enforcing any remedies under this Agreement or any other Document, the Investors and the Collateral Agent shall grant, and do hereby grant, to the Company a perpetual, non-transferable, non-exclusive, royalty-free, worldwide license to the Patents (without the right to sub-license) in order to permit the Company to use the Patents to sell their products and to comply with arrangements entered into prior to the date of the applicable Event of Default subject, in the case of such arrangements entered into following the Initial Closing Date, to such arrangements having been entered into in compliance with this Agreement.

8.3.        Annulment of Defaults. Once an Event of Default has occurred, such Event of Default shall be deemed to exist and be continuing for all purposes of this Agreement until the Majority Investors shall have waived such Event of Default in writing, the Company shall have cured such Event of Default to the Majority Investors’ reasonable satisfaction or the Company, the Collateral Agent and the Investors or Majority Investors have entered into an amendment to this Agreement which by its express terms cures such Event of Default, at which time such Event of Default shall no longer be deemed to exist or to have continued. No such action by the parties hereto shall prevent the occurrence of, or effect a waiver with respect to, any subsequent Event of Default or impair any rights of the parties hereto upon the occurrence thereof.

8.4.        Waivers. To the extent that such waiver is not prohibited by the provisions of applicable law that cannot be waived, Company waives:

8.4.1.     all presentments, demands for performance, notices of nonperformance (except to the extent required by this Agreement), protests, notices of protest and notices of dishonor;

8.4.2.     any requirement of diligence or promptness on the part of the Investors in the enforcement of its rights under this Agreement;

8.4.3.     any and all notices of every kind and description which may be required to be given by any statute or rule of law; and

8.4.4.     any defense (other than indefeasible payment in full) which it may now or hereafter have with respect to its liability under this Agreement or with respect to the Obligations.

ARTICLE IX

COLLATERAL AGENT

9.1.        Appointment of Collateral Agent. Each of the Investors hereby appoints Fortress Credit Co LLC as Collateral Agent to act for them as collateral agent, to hold any pledged collateral and any other collateral perfected by perfection or control for the benefit of the Investors.

9.2.        Collateral. The Collateral Agent shall act at the instruction of the Majority Investors with respect to providing any vote, consent or taking other action with respect to the Collateral.

9.3.        Collateral Agent’s Resignation. The Collateral Agent may resign at any time by giving at least 30 days’ prior written notice of its intention to do so to each of the other parties hereto and upon the appointment by the Majority Investors of a successor Collateral Agent. If no successor Collateral Agent shall have been so appointed and shall have accepted such appointment within 45 days after the retiring Collateral Agent’s giving of such notice of resignation, then the retiring Collateral Agent may appoint a successor Collateral Agent, with the consent of the Majority Investors. Upon the appointment of a new Collateral Agent hereunder, the term “Collateral Agent” shall for all purposes of this Agreement thereafter mean such successor. After any retiring Collateral Agent’s resignation hereunder as Collateral Agent, or the removal hereunder of any successor Collateral Agent, the provisions of this Agreement shall continue to inure to the benefit of such retiring or removed Collateral Agent as to any actions taken or omitted to be taken by it while it was Collateral Agent under this Agreement.

9.4.        Concerning the Collateral Agent.

9.4.1.     Standard of Conduct, etc. The Collateral Agent and its officers, directors, employees and agents shall be under no liability to any of the Investors or to any future holder of any interest in the Obligations for any action or failure to act taken or suffered in the absence of gross negligence and willful misconduct, and any action or failure to act in accordance with an opinion of its counsel shall conclusively be deemed to be in the absence of gross negligence and willful misconduct.

9.4.2.     No Implied Duties, etc. The Collateral Agent shall have and may exercise such powers as are specifically delegated to the Collateral Agent under this Agreement together with all other powers incidental thereto. The Collateral Agent shall have no implied duties to any Person or any obligation to take any action under this Agreement except for action specifically provided for in this Agreement to be taken by the Collateral Agent.

9.4.3.     Validity, etc. The Collateral Agent shall not be responsible to any other party or any future holder of any interest in the Obligations (a) for the legality, validity, enforceability or effectiveness of any Document, (b) for any recitals, reports, representations, warranties or statements contained in or made in connection with any Document, (c) for the existence or value of any assets included in any security for the Obligations, (d) for the effectiveness of any Lien purported to be included in the security for the Obligations, or (e) for the perfection of the security interests for the Obligations.

9.4.4.     Compliance. The Collateral Agent shall not be obligated to ascertain or inquire as to the performance or observance of any of the terms of this Agreement or any other Document.

9.4.5.     Employment of Agents and Counsel. The Collateral Agent may execute any of its duties as Collateral Agent under this Agreement or the other Documents by or through employees, agents and attorneys-in-fact and shall not be responsible to any of the parties hereto for the default or misconduct of any such employees, agents or attorneys-in-fact selected by the Collateral Agent acting in the absence of gross negligence and willful misconduct. The Collateral Agent shall be entitled to advice of counsel concerning all matters pertaining to the agency hereby created and its duties hereunder.

9.4.6.     Reliance on Documents and Counsel. The Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any affidavit, certificate, cablegram, consent, instrument, letter, notice, order, document, statement, telecopy, telegram, telex or teletype message or writing reasonably believed in good faith by the Collateral Agent to be genuine and correct and to have been signed, sent or made by the Person in question, including any telephonic or oral statement made by such Person, and, with respect to legal matters, upon an opinion or the advice of counsel selected by the Collateral Agent.

9.4.7.     Collateral Agent’s Reimbursement. The Investors agree to indemnify the Collateral Agent for any losses arising from its appointment as the Collateral Agent or from the performance of its duties hereunder and to reimburse the Collateral Agent for any reasonable expenses; provided, however, that the Collateral Agent shall not be indemnified or reimbursed for liabilities or expenses to the extent resulting from its own gross negligence or willful misconduct.

9.4.8.     Assumption of Collateral Agent’s Rights. Notwithstanding anything herein to the contrary, if at any time no Person constitutes the Collateral Agent hereunder or the Collateral Agent fails to act upon written directions from the parties hereto, the Majority Investors shall be entitled to exercise any power, right or privilege granted to the Collateral Agent and in so acting the Majority Investors shall have the same rights, privileges, indemnities and protections provided to the Collateral Agent hereunder.

ARTICLE X

GENERAL PROVISIONS

10.1.      Expenses. The Company agrees to promptly pay in full (i) all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable fees and disbursements of a external counsel) incurred, by the Collateral Agent or the Investors in connection with (w) the negotiation and documentation of the Documents in an amount not to exceed seventy five thousand dollars ($75,000), (x) the expenses that the Company is responsible for pursuant to Section 7.5.2, and (y) any reasonable action taken by the Collateral Agent or any Investor pursuant to Section 7.8.3 and Section 10.11, (ii) all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable fees and disbursements of a single external counsel and any local counsel in any relevant jurisdiction) incurred by the Collateral Agent or the Investors in connection up with establishing and administrating the special purpose entity referred to in Section 7.6 or Section 8.2.1.3, (iii) all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable fees and disbursements of a single external counsel and any local counsel in any relevant jurisdiction) incurred by the Collateral Agent or the Investors in enforcing any obligations hereunder or in collecting any payments due hereunder by reason of such Event of Default, including broker’s fees and other third party professional fees and expenses and (iv) all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable fees and disbursements of a external counsel) incurred by the Collateral Agent or the Investors in connection with any refinancing or restructuring of the credit arrangements provided under the Documents in the nature of a workout, or any insolvency or bankruptcy proceedings. Any such costs and expenses invoiced prior to the Initial Closing Date shall be paid on the Initial Closing Date. Any other costs and expenses shall be paid within thirty (30) days of the submission of an invoice to the Company therefor. Any amounts not timely paid shall bear interest, payable in cash, at a rate of 10% per annum compounding quarterly. This Section 10.1 shall survive termination of this Agreement.

10.2.      Indemnity. In addition to the payment of expenses pursuant to Section 10.1, whether or not the transactions contemplated hereby shall be consummated, the Company (as “Indemnitor”) agrees to indemnify, pay and hold the Collateral Agent and the Investors, and the officers, directors, partners, managers, members, employees, agents, and Affiliates of the Collateral Agent or the Investors (collectively, the “Indemnitees”) harmless from and against any and all other liabilities, costs, expenses, obligations, losses (other than lost profit), damages, penalties, actions, judgments, suits, claims and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of one counsel for such Indemnitees) in connection with any investigative, administrative or judicial proceeding commenced or threatened by a third party (excluding claims among Indemnitees), whether or not such Indemnitee shall be designated a party thereto, which may be imposed on, incurred by, or asserted against that Indemnitee by a third party, in any manner relating to or arising out of any Document (the “Indemnified Liabilities”); provided, that the Indemnitor shall not have any obligation to an Indemnitee hereunder with respect to an Indemnified Liability to the extent that such Indemnified Liability arises from the gross negligence or willful misconduct of that Indemnitee or any of its officers, directors, partners, managers, members, employees, agents and/or Affiliates. Each Indemnitee shall give the Indemnitor prompt written notice of any claim that might give rise to Indemnified Liabilities setting forth a description of those elements of such claim of which such Indemnitee has knowledge; provided, that any failure to give such notice shall not affect the obligations of the Indemnitor. The Indemnitor shall have the right at any time during which such claim is pending to select counsel to defend and control the defense thereof and settle any claims for which it is responsible for indemnification hereunder (provided that the Indemnitor will not settle any such claim without (i) the appropriate Indemnitee’s prior written consent, which consent shall not be unreasonably withheld or (ii) obtaining an unconditional release of the appropriate Indemnitee from all claims arising out of or in any way relating to the circumstances involving such claim and without any admission as to culpability or fault of such Indemnitee) so long as in any such event, the Indemnitor shall have stated in a writing delivered to the Indemnitee that, as between the Indemnitor and the Indemnitee, the Indemnitor is responsible to the Indemnitee with respect to such claim to the extent and subject to the limitations set forth herein; provided, that the Indemnitor shall not be entitled to control the defense of any claim in the event that in the reasonable opinion of counsel for the Indemnitee, there are one or more material defenses available to the Indemnitee which are not available to the Indemnitor; provided further, that with respect to any claim as to which the Indemnitee is controlling the defense, the Indemnitor will not be liable to any Indemnitee for any settlement of any claim pursuant to this Section 10.2 that is effected without its prior written consent, which consent shall not be unreasonably withheld. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section 10.2 may be unenforceable because it is violative of any law or public policy, the Company shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them. This Section 10.2 shall survive termination of this Agreement.

10.3.      Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement or any other Document shall be in writing and delivered via facsimile, email (in each case, followed promptly by delivery from a nationally recognized overnight courier) or a nationally recognized overnight courier. Such notices, demands and other communications will be delivered or sent to the address indicated on Schedule 10.3 or such other address or to the attention of such other Person as the recipient party shall have specified by prior written notice to the sending party. Any such communication shall be deemed to have been received when actually delivered or refused.

10.4.      Amendments, Consents, Waivers, etc.

10.4.1.   Amendments. No amendment, modification, termination or waiver of any provision of this Agreement or any other Document shall in any event be effective without the written consent of the Company, the Collateral Agent and the Majority Investors; provided that the consent of each affected Investor shall be required for any amendment that (i) waives or reduces any amounts owed to it under this Agreement or extends the date for payment of any amount hereunder, or (ii) releases all or any material portion of the Collateral. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on the Company in any case shall entitle the Company to any further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.4.1 shall be binding upon the holders of the Obligations at the time outstanding and each future holder thereof.

10.4.2.   Course of Dealing; No Implied Waivers. No course of dealing between the Investors and the Company shall operate as a waiver of any Investor’s rights under this Agreement, any other Document or with respect to the Obligations. In particular, no delay or omission on the part of any Investor in exercising any right under this Agreement, any other Document or with respect to the Obligations shall operate as a waiver of such right or any other right hereunder or thereunder. A waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion.

10.5.      No Strict Construction. The parties have participated jointly in the negotiation and drafting of the Documents with counsel sophisticated in financing transactions. In the event an ambiguity or question of intent or interpretation arises, the Documents shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of the Documents.

10.6.      Certain Acknowledgments. Each of the Company and the Investors acknowledges that:

10.6.1.   it has been advised by counsel in the negotiation, execution and delivery of the Documents; and

10.6.2.   no joint venture is created hereby or otherwise exists by virtue of the transactions contemplated hereby or thereby among the Company and the Investors.

10.7.      Venue; Service of Process; Certain Waivers. The Company and Investor:

10.7.1.   irrevocably submit to the exclusive jurisdiction of any New York state court or federal court sitting in New York, New York, and any court having jurisdiction over appeals of matters heard in such courts, for the purpose of any suit, action or other proceeding arising out of or based upon any Document or the subject matter hereof or thereof;

10.7.2.   waives to the extent not prohibited by applicable law that cannot be waived, and agrees not to assert, by way of motion, as a defense or otherwise, in any such proceeding brought in any of the above-named courts, any claim that it is not subject personally to the jurisdiction of such court, that its property is exempt or immune from attachment or execution, that such proceeding is brought in an inconvenient forum, that the venue of such proceeding is improper, or that any Document, or the subject matter hereof or thereof, may not be enforced in or by such court;

10.7.3.   consents to service of process in any such proceeding in any manner at the time permitted under the applicable laws of the State of New York and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 10.3 is reasonably calculated to give actual notice; and

10.7.4.   waives to the extent not prohibited by applicable law that cannot be waived any right it may have to claim or recover in any such proceeding any special, exemplary, punitive or consequential damages.

10.8.      WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE COMPANY AND EACH INVESTOR WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER DOCUMENT OR THE CONDUCT OF THE PARTIES HERETO, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT, TORT OR OTHERWISE. The Company acknowledges that it has been informed by the Investors that the foregoing sentence constitutes a material inducement upon which the Investors have relied and will rely in entering into this Agreement and the other Documents. Any of the Company or Investors may file an original counterpart or a copy of this Agreement and any other Document with any court as written evidence of the consent of the Company and Investors to the waiver of their rights to trial by jury.

10.9.      Interpretation; Governing Law; etc. All covenants, agreements, representations and warranties made in this Agreement, any other Document or in certificates delivered pursuant hereto or thereto shall be deemed to have been relied on by each Investor, notwithstanding any investigation made by such Investor, and shall survive the execution and delivery to the Investors hereof and thereof. The invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of any other provision hereof, and any invalid or unenforceable provision shall be modified so as to be enforced to the maximum extent of its validity or enforceability. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof. This Agreement and the Documents constitute the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous understandings and agreements, whether written or oral. This Agreement may be executed in any number of counterparts which together shall constitute one instrument. This Agreement and the other Documents may be executed by electronic (including .pdf) means. This Agreement, and any issue, claim or proceeding arising out of or relating to this Agreement or the Documents or the conduct of the parties hereto, whether now existing or hereafter arising and whether in contract, tort or otherwise, shall be governed by and construed in accordance with the laws of the State of New York.

10.10.    Successors and Assigns

10.10.1. The provisions of this Agreement and the other Documents shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted by Sections 10.10.2 and 10.10.3.

10.10.2. Except in connection with an assignment of the Patents to a special purpose entity required under this Agreement, the Company may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Majority Investors.

10.10.3. Subject to Section 10.10.4 below, any Investor may sell, assign, participate or transfer all or any part of their rights under this Agreement and the other Documents; provided that such Investors and the assignee of such Investor shall have delivered an executed Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit A to the Company and each other Investor. In the case of any sale, assignment, transfer or negotiation of all or part of the rights of an Investor under this Agreement that is authorized under this Section 10.10.3, the assignee, transferee or recipient shall have, to the extent of such sale, assignment, transfer or negotiation, the same rights, benefits and obligations as it would if it were an Investor hereunder. The Investors agree to provide to the Company prompt written notice of any sales, assignments or transfers permitted hereunder, including the name and address of the transferee(s). For the avoidance of doubt, subject to the restriction set forth in this Section 10.10, the Notes, Fixed Return Interest and Contingent Interest shall be separately transferable.

10.10.4. The Company shall maintain at its principal office, or the principal office of its counsel, a register (the “Register”) in which the Company shall keep a record of the Advances made by each Investor, payments to each Investor and any transfer of the rights of an Investor; provided that the Company shall have no obligation to update the register to reflect any sales, assignments or transfers made by the Investors in the event that the Investors fail to give the Company written notice as required under Section 10.10.3. The requirement that the ownership and transfer of the rights of the Investors under this Agreement shall be reflected in the Register is intended to ensure that the Advances qualify as an obligation issued in “registered form” as that term is used in Sections 163(f), 871(h), and 881(c) of the Code and shall be interpreted accordingly and, notwithstanding anything to the contrary in this Agreement.

10.11.    Tax Treatment.

10.11.1. Each Fixed Return Interest Purchaser and Contingent Interest Purchaser and the Company intend that, solely for federal, state and local income tax purposes and for no other purpose, the relationship between the Fixed Return Interest Purchasers and Contingent Interest Purchasers and the Company that is created by this Agreement shall be treated as creating a partnership (the “Tax Partnership”), with the Fixed Return Interest Purchasers and Contingent Interest Purchasers and the Company being treated as partners of such partnership, and the Fixed Return Interest Purchasers and Contingent Interest Purchasers and the Company shall be treated as having received amounts to which they are entitled under Section 4.1 and Section 4.2 in their capacities as partners of such partnership. For the avoidance of doubt, Note Purchasers, solely in their capacity as such, shall not be treated as partners in the Tax Partnership and amounts received by the Note Purchasers under this Agreement in respect of the Notes shall not be treated as being received by, or with respect to, the Tax Partnership.

10.11.2.   The Company and each Fixed Return Interest Purchaser and Contingent Interest Purchaser hereby agree that for purposes of determining the Company’s and each Fixed Return Interest Purchaser’s and Contingent Interest Purchaser’s distributive share of income, gain, loss and deduction of the Tax Partnership:

10.11.2.1.      The Tax Partnership shall maintain capital accounts for each of the Company and the Fixed Return Interest Purchasers and Contingent Interest Purchasers consistent with the rules of Treasury Regulations Section 1.704-1(b); it being understood that under no circumstances shall any such rule override the economic relationship between the parties set forth in Section 4.1 and Section 4.2.

10.11.2.2.      The Company shall be deemed to contribute to the Tax Partnership the right to generate revenue through the exploitation of the Patents (the “Patent Rights”) with an agreed upon fair market value equal to the amount deemed contributed to the Tax Partnership by the Fixed Return Interest Purchasers and the Contingent Interest Purchasers in connection with the Initial Advance; provided, for the purpose of clarity, that the Patent Rights shall not be deemed to include the right to generate revenue that is payable to the Note Purchasers under this Agreement in respect of the Notes;

10.11.2.3.      The Fixed Return Interest Purchasers shall be deemed to contribute to the Tax Partnership the amounts paid for the Fixed Return Interests set forth on Schedule 2.1, Schedule 2.2 and Schedule 2.3, and the Contingent Interest Purchasers shall be deemed to contribute to the Tax Partnership the amount paid for the Contingent Interest set forth on Schedule 2.1;

10.11.2.4.      The Tax Partnership shall allocate items of income, gain, loss and deduction to the Company and the Fixed Return Interest Purchasers and Contingent Interest Purchasers in a manner that causes the capital accounts of the parties to be equal to the amounts payable pursuant to this agreement if the Tax Partnership sold the Patent Rights and any other non-cash assets for an amount equal to the book value of the Patent Rights and any other non-cash assets (as determined pursuant to Treasury Regulations Section 1.704-1(b)) and distributed the proceeds and any cash pursuant to Section 4.1 and Section 4.2. In the event that the capital accounts of all of the partners in the Tax Partnership have been reduced to zero, any further losses shall be allocated to such partners in proportion to the amount of cash that would have been distributed to such partners under Section 4.1 and Section 4.2 if the Tax Partnership had distributable cash equal to the amount of such further losses; it being understood that any subsequent gains shall be allocated to the partners that were allocated such further losses until the effect of the allocation of such further losses is eliminated.

10.11.3. Each Investor and the Company intend that the Notes shall be treated as debt of the Company for all purposes, including for all federal, state and local income tax purposes, and shall not be treated as debt of the Tax Partnership.

10.11.4. Each Fixed Return Interest Purchaser and Contingent Interest Purchaser and the Company shall file all Tax Returns (as defined below) and shall otherwise take all tax and financial reporting positions in a manner consistent with this Section 10.11. The Company shall be the tax matters partner of the Tax Partnership.

10.11.5. The Company and each Fixed Return Interest Purchaser and Contingent Interest Purchaser will cooperate to provide each other with any information reasonably requested by any of them in connection with the preparation or filing of any return, declaration, report, election, information return or other statement or form filed or required to be filed with any governmental authority relating to Taxes (a “Tax Return”) for any of them or for or relating to the Tax Partnership. The Company shall be responsible for preparing and filing any Tax Return for or relating to the Tax Partnership, provided that the Company shall not file any Tax Return without the prior consent of the Majority Fixed Return Interest Purchasers and the Majority Contingent Interest Purchasers. The out-of-pocket costs incurred in connection with the preparation and filing of any Tax Return for or relating to the Tax Partnership shall be treated as an expense of the Tax Partnership.

10.11.6. For the avoidance of doubt, no fiduciary relationship is intended to be created by this Agreement between the Company and any Fixed Return Interest Purchaser or Contingent Interest Purchaser.

10.12.    Confidentiality. The Company shall provide the Collateral Agent and the Investors a reasonable opportunity to review and comment on any proposed press release or other public filing or public disclosure regarding the arrangements reflected in this Agreement and the other Documents. The Company shall not name the Collateral Agent or the Investors (including by referring to any variation of the name “Fortress”) in any press release or other public filing or public disclosure without the prior written consent of the Collateral Agent or such Investor, except where any such disclosure is required by laws or regulations applicable to the Company and the Company has provided prior written notice to the Collateral Agent and the Investors.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Investment Agreement as of the date and year first above written.

Investors:

FORTRESS CREDIT CO LLC, as Note Purchaser

/s/ Constantine M. Dakolias
By:	Constantine M. Dakolias
Title:	President

CF DB EZ LLC, as Fixed Return Interest Purchaser and Contingent Interest Purchaser

/s/ Constantine M. Dakolias
By:	Constantine M. Dakolias
Title:	President

Investment Agreement

Collateral Agent:

FORTRESS CREDIT CO LLC

/s/ Constantine M. Dakolias
By:	Constantine M. Dakolias
Title:	President

Investment Agreement

Company:

DSS TECHNOLOGY MANAGEMENT, INC.

/s/ Jeffrey Ronaldi
By:	Jeffrey Ronaldi
Title:	Title: Chief Executive Officer

Affiliates:

Document Security Systems, Inc. (for purposes of Section 8.2.2 only)

/s/ Jeffrey Ronaldi
By:	Jeffrey Ronaldi
Title:	Chief Executive Officer

Investment Agreement

APPENDIX I

DEFINITIONS

“2(x) Return” means payment to the Contingent Interest Purchasers of two times the purchase price for the Contingent Interest reflected on Schedule 2.1.

“Affiliate” means with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such Person, and shall include (a) any officer or director or general partner of such specified Person, (b) any other Person of which such specified Person or any Affiliate (as defined in clause (a) above) of such specified Person shall, directly or indirectly, beneficially own either (i) at least 50% of the outstanding equity securities having the general power to vote or (ii) at least 50% of all equity interests, (c) any other Person directly or indirectly controlling such specified Person through a management agreement, voting agreement or other contract and (d) with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor; provided that neither the Collateral Agent or any Investor shall be deemed an Affiliate of the Company on account of the amounts owed to it under this Investment Agreement or the relationship created thereby.

“Applicable Federal Rate” means the applicable federal rate as determined by the Internal Revenue Service pursuant to Section 1274(d) of the Code and as in effect on the Closing Date; provided that the Applicable Federal Rate for any Note shall be determined as of the applicable Closing Date for such Note based upon the term of the Note from such date to its maturity date, it being understood and agreed that the Applicable Federal Rate for the Notes issued on the Closing Date is 1.95%.

“Applicable Percentage” means (i) if a U.S. District Court has conducted a claim construction hearing following the Initial Closing Date to construe one or more disputed patent claim terms in an infringement action, wherein one or more of the Patents listed on Schedule I(a) has been asserted, 60% and (ii) otherwise, 65%.

“Authorized Officer” means, with respect to any Person, the chief executive officer, chief restructuring officer, chief financial officer, president, treasurer, comptroller or executive vice president of such Person.

“Bankruptcy Code” means Title 11 of the United States Code.

“Bankruptcy Default” means an Event of Default referred to in Section 8.1.9.

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“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed.

“Capitalized Lease” means any lease which is required to be capitalized on the balance sheet of the lessee in accordance with GAAP, including Statement Nos. 13 and 98 of the Financial Accounting Standards Board.

“Capitalized Lease Obligations” means the amount of the liability reflecting the aggregate discounted amount of future payments under all Capitalized Leases in accordance with GAAP, including Statement Nos. 13 and 98 of the Financial Accounting Standards Board.

“Change of Control” means (x) Document Security Systems, Inc., a New York corporation a shall cease to own, directly or indirectly, 100% of the outstanding equity interest of the Company or (y) any Person or “group” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such Person and its Subsidiaries, and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), becomes the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 of the Securities Exchange Act of 1934), directly or indirectly, of equity interests representing more than thirty percent (30%) of the aggregate ordinary voting power represented by the issued and outstanding equity interests of Document Security Systems, Inc. a New York corporation.

“Closing Date” means each of (i) the Initial Closing Date, (ii) the First Milestone Closing Date and (iii) the Second Milestone Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” has the meaning set forth in the Security Agreement.

“Collateral Documents” means the Security Agreement, the Patent Security Agreement, any financing statement (or amendment thereto) naming the Company as debtor and the Collateral Agent as secured party, and all other instruments, documents, agreements and certificates delivered by the Company to the Investors or the Collateral Agent pursuant to these agreements.

“Contingent Interest” means, after the Note Purchasers and Fixed Return Interest Purchasers have received payment in full, the 2(x) Return plus 12% of all Gross Receipts thereafter.

“Contractual Obligations” means, as to any Person, any provision of any security (whether in the nature of capital stock or otherwise) issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement (other than a Document) to which such Person is a party or by which it or any of its property is bound or to which any of its property is subject.

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“Debtor Relief Laws” means the Bankruptcy Code of the United States and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any Event of Default and any event or condition which with the passage of time or giving of notice, or both, would become an Event of Default.

“Disposition” means any sale, transfer, license, profit or revenue sharing arrangements (including contingency fee arrangements), derivative interests, lease or other disposition (including any sale or issuance of equity interests in the Company) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, whether in a single transaction or a series of related transactions. “Dispose” shall have the correlative meaning.

“Documents” means this Agreement, the Collateral Documents, the agreements referenced in Section 5.1.1.5 and all other instruments, documents, agreements and certificates delivered by the Company to the Investors pursuant to this Agreement.

“First Milestone” means the filing of a compliant after the Initial Closing Date wherein the Company asserts and alleges infringement by a third-party of one or more of the Patents.

“First Milestone Closing Date” means the date upon which the conditions set forth in Section 5.2 have been satisfied.

“Fixed Return” means payment to the Fixed Return Interest Purchasers of 10.1 times the purchase price for the applicable Fixed Return Interests as reflected on Schedules 2.1, 2.2 and 2.3.

“Fixed Return Interest” means, after the Notes have been paid in full, payment of the Fixed Return.

“GAAP” means generally accepted accounting principles as from time to time in effect, including the statements and interpretations of the United States Financial Accounting Standards Board.

“Gross Receipts” means any and all Monetization Payments as and when actually received by the Company (including any and all Monetization Payments actually received by any attorneys, agents or other representatives of the Company) following the Initial Closing Date. Gross Receipts shall be calculated prior to giving effect to (x) any expenses incurred by the Company in the collection of any Monetization Payments, including, without limitation, prior to giving effect to any contingent or other fees owed to any attorneys, consultants or other professionals in connection with any Monetization Activities and (y) any interest in the Patents retained by any other Person.

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“Guarantee” means, with respect to any specified Person:

(a)          any guarantee by such Person of the payment or performance of, or any contingent obligation by such Person in respect of, any Indebtedness or other obligation of any primary obligor;

(b)          any other arrangement whereby credit is extended to a primary obligor on the basis of any promise or undertaking of such Person, including any binding “comfort letter” or “keep well agreement” written by such Person, to a creditor or prospective creditor of such primary obligor, to (i) pay the Indebtedness of such primary obligor, (ii) purchase an obligation owed by such primary obligor, (iii) pay for the purchase or lease of assets or services regardless of the actual delivery thereof or (iv) maintain the capital, working capital, solvency or general financial condition of such primary obligor;

(c)          any liability of such Person, as a general partner of a partnership in respect of Indebtedness or other obligations of such partnership;

(d)          any liability of such Person as a joint venturer of a joint venture in respect of Indebtedness or other obligations of such joint venture;

(e)          any liability of such Person with respect to the tax liability of others as a member of a group (other than a group consisting solely of such Person and its Subsidiaries) that is consolidated for tax purposes; and

(f)           reimbursement obligations, whether contingent or matured, of such Person with respect to letters of credit, bankers acceptances, surety bonds and other financial guarantees;

in each case whether or not any of the foregoing are reflected on the balance sheet of such Person or in a footnote thereto.

“Indebtedness” means all obligations, contingent or otherwise, which in accordance with GAAP are required to be classified upon the consolidated balance sheet of the Company as liabilities, but in any event including (without duplication):

(a)          indebtedness for borrowed money;

(b)          indebtedness evidenced by notes, debentures or similar instruments;

(c)          Capitalized Lease Obligations and Synthetic Lease Obligations;

(d)          the deferred purchase price of assets, services or securities, including related noncompetition, consulting and stock repurchase obligations (other than ordinary trade accounts payable on customary terms in the ordinary course of business), and any long-term contractual obligations for the payment of money, but not including contingent fees payable to counsel;

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(e)          mandatory redemption, repurchase or dividend rights on capital stock (or other equity), including provisions that require the exchange of such capital stock (or other equity) for Indebtedness from the issuer;

(f)           reimbursement obligations, whether contingent or matured, with respect to letters of credit, bankers acceptances, surety bonds and other financial guarantees (without duplication of other Indebtedness supported or guaranteed thereby);

(g)          unfunded pension liabilities;

(h)          obligations that are immediately and directly due and payable out of the proceeds of or production from property, but not including contingent fees payable to counsel;

(i)           liabilities secured by any Lien existing on property owned or acquired by the Company, whether or not the liability secured thereby shall have been assumed; and

(j)           all Guarantees in respect of Indebtedness of others and reimbursement obligations, whether contingent or matured, under letters of credit or other financial guarantees by third parties (or become contractually committed to do so).

“Initial Closing Date” means February 12, 2014.

“Investors” means the Note Purchasers, the Fixed Return Interest Purchasers and the Contingent Interest Purchasers.

“Legal Requirement” means, with respect to any specified Person, any present or future requirement imposed upon such Person and its Subsidiaries by any law, statute, rule, regulation, directive, order, decree or guideline (or any interpretation thereof by courts or of administrative bodies) of the United States of America or any state or political subdivision thereof, governmental or administrative agency, central bank or monetary authority of the United States of America, any jurisdiction where the such Person or any of its Subsidiaries owns property or conducts its business, or any political subdivision of any of the foregoing.

“Lien” means with respect to any specified Person:

(a)          any lien, encumbrance, mortgage, pledge, charge or security interest of any kind upon any property or assets of such Person, whether now owned or hereafter acquired, or upon the income or profits therefrom (excluding in any event a financing statement filed by a lessor under an operating lease not intended to be a secured financing), but shall not include: (i) liens for any tax, assessment or other governmental charge not yet due or that are being contested in good faith by appropriate proceeding, (ii) materialmen’s and mechanics’ liens or other like Liens, arising in the ordinary course of business for amounts not yet due or that are being contested in good faith; and (iii) liens, deposits or pledges to secure statutory obligations or performance of bids, tenders, contracts or leases, incurred in the ordinary course of business;

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(b)          the acquisition of, or the agreement to acquire, any property or asset upon conditional sale or subject to any other title retention agreement, device or arrangement (including a Capitalized Lease and a Synthetic Lease);

(c)          the sale, assignment, pledge or transfer for security of any accounts, general intangibles or chattel paper of such Person, with or without recourse;

(d)          in the case of securities, any purchase option, call or similar purchase right of a third party;

(e)          the existence for a period of more than 120 consecutive days of any Indebtedness against such Person which if unpaid would by law or upon a Bankruptcy Default be given priority over general creditors.

“Majority Contingent Interest Purchasers” means the Contingent Interest Purchasers that hold more than 50% of the Contingent Interest.

“Majority Investors” means (i) until such time as the Notes have been paid in full, the Majority Note Purchasers (ii) after the Notes have been paid in full, the Majority Fixed Return Interest Purchasers and (iii) after the Fixed Return Interest Purchasers have been paid in full, the Majority Contingent Interest Purchasers.

“Majority Note Purchasers” means the Note Purchasers that hold more than 50% of the aggregate outstanding Notes.

“Majority Fixed Return Interest Purchasers” means Fixed Return Interest Purchasers representing more than 50% of such participation right.

“Make Whole Amount” means, with respect to any Note, an amount equal to (a) the product of (i) the original principal amount of such Note (exclusive of any Capitalized Interest) and (ii) 1.10 minus (b) the amount of principal and interest actually paid in cash in respect of such Note.

“Margin Stock” means “margin stock” within the meaning of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

“Material Adverse Effect” means, with respect to any Person, since any specified date or from the circumstances existing immediately prior to the happening of any specified event, a material adverse effect on the business, assets, financial condition, income or prospects of such Person or any of its Subsidiaries.

“Maturity Date” means the date which is four years after the Initial Closing Date.

“Monetization Activities” means any activities necessary or desirable to generate revenue from intellectual property anywhere in the world by means of license (non-exclusive or exclusive), assignment, enforcement, litigation, arbitration, negotiation, covenant not to sue or assert, or otherwise.

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“Monetization Payments” means any amounts that the Company receives in cash from third parties, including royalty payments, license fees, settlement payments, judgments or other similar payments in respect of the Patents owned by or exclusively licensed to a Company, in each case as and when actually received by the Company (including any and all such amounts actually received by any attorneys, agents or other representatives of the Company)

“Notes” means the notes issued pursuant to Section 2.1., 2.2 and 2.3, each substantially in the form of Exhibit E through Exhibit G.

“Obligations” means any and all obligations of the Company under this Agreement or any other Document, including all amounts pursuant to Articles III and IV and Sections 10.1 and 10.2.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable governmental authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Patent Security Agreement” means a Patent Security Agreement substantially in the form of Exhibit B hereto.

“Patent License” means the Patent License attached hereto as Exhibit C.

“Patents” means the letters patent of the United States set forth on Schedule I(b), including all registrations and recordings thereof, all applications for letters patent of the United States or any other jurisdiction, all re-examination certificates and all utility models, including registrations, recordings and pending applications, and all reissues, continuations, divisions, continuations-in-part, renewals or extensions thereof, and the inventions claimed therein.

“Permitted Indebtedness” means Indebtedness in respect of the Obligations and Indebtedness existing on the date hereof and set forth on Schedule I(c).

“Person” means any entity, whether of natural or legal constitution, including any present or future individual, corporation, partnership, joint venture, limited liability company, unlimited liability company, trust, estate, unincorporated organization, government or any agency or political subdivision thereof.

“Pro Rata Share” means, with respect to any Investor, the percentage obtained by dividing (i) the amount of the Advance advanced by such Investor, by (ii) the aggregate amount of the Advance advanced by the Investors.

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“Second Milestone” means, with respect to any action that satisfies the definition of “First Milestone”, the entry by a court of a F.R.C.P. 16(b)(1) scheduling order, after the resolution of any F.R.C.P. 12(b) motions.

“Second Milestone Closing Date” means the date upon which the conditions set forth in Section 5.3 have been satisfied.

“Secured Parties” means, collectively, the Collateral Agent and the Investors.

“Security Agreement” means the Security Agreement attached hereto as Exhibit D.

“Securities Act” means the Securities Act of 1933, as amended.

“Solvent” means, with respect to any Person as of any date of determination, that, as of such date, (a) the value of the assets of such Person (both at fair value and present fair saleable value) is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person, (b) such Person is able to pay all liabilities of such Person as such liabilities mature and (c) such Person does not have unreasonably small capital. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subsidiary” means any other Person of which a specified Person shall at the time, directly or indirectly through one or more of its Subsidiaries, (a) own at least 50% of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally, (b) hold at least 50% of the partnership, joint venture or similar interests or (c) be a general partner or joint venturer.

“Synthetic Lease” means a lease that is treated as an operating lease under GAAP and as a loan or other financing for federal income tax purposes.

“Synthetic Lease Obligations” means the aggregate amount of future rental payments under all Synthetic Leases, discounted as if such Synthetic Leases were Capitalized Leases.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

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